Exhibit 3.1

ARTICLES OF INCORPORATION
OF
CREATIVE REALITIES, INC.

The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following articles of incorporation:

ARTICLE 1

Name: The name of this Corporation shall be Creative Realities, Inc.

ARTICLE 2

Registered Office and Agent: The address of the Corporation’s registered office in the State of Minnesota is located at 1010 Dale Street N, St. Paul, Minnesota 55117-5603. The name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE 3

Authorized Shares: The total authorized shares of all classes that the Corporation shall have authority to issue is 250,000,000 shares, consisting of 50,000,000 shares of preferred stock, par value of $0.01 per share (hereinafter the “preferred shares”); and 200,000,000 shares of common stock, par value of $0.01 per share (hereinafter the “common shares”). Notwithstanding the foregoing, effective as of the later of (i) 12:01 am on March 27, 2023 or (ii) the filing of these Articles of Amendment (the “Reverse Split Effective Time”), the total authorized shares of all classes that the Corporation shall have authority to issue shall be reduced to 116,666,666 shares, consisting of 50,000,000 preferred shares; and 66,666,666 common shares.

3.1 The Board of Directors of the Corporation (hereinafter referred to as the “Board of Directors” or “Board”) may, from time to time, establish by resolution, different classes or series of preferred shares and may fix the rights and preferences of said shares in any class or series. Specifically, preferred shares of the Corporation may be issued from time to time in one or more series, each of which series shall have such designation or title and such number of shares as shall be fixed by resolution of the Board of Directors prior to the issuance thereof. Each such series of preferred shares shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such series of preferred shares as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in the Board.

3.2 Except as provided or required by law, or as provided in the resolution or resolutions of the Board of Directors creating any series of preferred shares, the common shares shall have the exclusive right to vote, on a noncumulative basis, for the election and removal of directors and for all other purposes. Unless otherwise provided by resolution or resolutions of the Board of Directors, each holder of common shares shall be entitled to one vote for each share held.

3.3 The Board of Directors shall have the authority to issue shares of a class or series, shares of which may then be outstanding, to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

3.4 The Board of Directors is authorized to accept and reject subscriptions for and to dispose of authorized shares of the Corporation, including the granting of stock options, warrants and other rights to purchase shares, without action by the shareholders and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by law.

3.5 The Board of Directors is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities, including those convertible into shares of stock, without action by the shareholders and for such consideration and upon such terms and conditions as may be deemed advisable by the Board of Directors in the exercise of its discretion, except as otherwise limited by law.”

D. Effective upon the later of (i) October 18, 2018 or (ii) the filing of the Articles of Amendment approved by the shareholders of the Corporation at a special meeting held on August 7, 2018 (the “Effective Time”), the issued and outstanding common stock of the Corporation shall be combined on a 1-for-30 basis such that, at the Effective Time, every 30 shares of common stock outstanding immediately prior to the Effective Time shall be combined into one share of common stock. This share combination will be effected through the exchange and replacement of certificates representing issued and outstanding shares of common stock as of the Effective Time, together with immediate book-entry adjustments to the stock register of the Corporation maintained in accordance with the Act. In the event that the share combination would result in a shareholder being entitled to receive less than a full share of common stock, the fractional share that would so result shall be rounded up to the nearest whole share of common stock. The par value of each share of issued and outstanding common stock shall not be affected by the share combination.

D. Effective upon the Reverse Split Effective Time, the issued and outstanding common stock of the Corporation shall be combined on a 1-for-3 basis such that, at the Effective Time, every three shares of common stock outstanding immediately prior to the Effective Time shall be combined into one share of common stock. This share combination will be effected through the exchange and replacement of certificates representing issued and outstanding shares of common stock as of the Effective Time, together with immediate book-entry adjustments to the stock register of the Corporation maintained in accordance with the Act. In the event that the share combination would result in a shareholder being entitled to receive less than a full share of common stock, the fractional share that would so result shall be rounded up to the nearest whole share of common stock. The par value of each share of issued and outstanding common stock shall not be affected by the share combination.

ARTICLE 4

Certain Shareholder Rights: No shareholder shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares; provided, however, the foregoing shall not limit in any way the power of the Corporation and any holder of shares of any class of capital stock to provide for the same or similar rights by contract or otherwise. No shareholder of this Corporation shall have any cumulative voting rights.

ARTICLE 5

Written Action by Board: An action required or permitted to be taken by the Board of Directors may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors are present, except as to those matters which require shareholder approval, in which case the written action must be signed by all members of the Board of Directors.

ARTICLE 6

Nonliability of Directors for Certain Actions: To the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A, as it exists on the date hereof or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 7

Indemnification of Directors and Officers: The Corporation shall indemnify and may, in the discretion of the Board of Directors, insure current and former directors, officers and employees of the Corporation in the manner and to the fullest extent permitted by law.

ARTICLE 8

Incorporator: The name and address of the incorporator is:

Joseph P. Noack

Briggs and Morgan, P.A.
2400 I.D.S Center
Minneapolis, MN 55402